Filed Pursuant to Rule 424(B)(3)
                                                    Registration No. 333-94803
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 30, 2000)

                        [LOGO OF GLOBAL CROSSING LTD.]

         2,600,000 Shares of 7% Cumulative Convertible Preferred Stock
                                      and
                       15,800,000 Shares of Common Stock
                           ------------------------

         We issued the preferred stock in a private placement in December 1999. The shares of preferred stock have been subject to important transfer restrictions described in the offering memorandum that we used in that private placement. This prospectus supplement, the prospectus supplement dated September 28, 2000, the prospectus supplement dated May 17, 2000 and the prospectus that is also part of those documents are each part of a registration statement that registers under the Securities Act the following securities to make them all freely tradeable:

     o the shares of preferred stock of the holders named on page S-2 of this prospectus supplement, page S-2 of the prospectus supplement dated September 28, 2000, pages S-2 and S-3 of the prospectus supplement dated May 17, 2000, and pages 58 through 60 of the related prospectus;

     o the shares of common stock into which the shares of preferred stock may be converted or exchanged; and

     o the shares of common stock that we may use to pay dividends on the shares of preferred stock.

      In particular:

     o The holders of our preferred stock named on page S-2 of this prospectus supplement should deliver this prospectus supplement and the related prospectus when they offer or sell their shares. Buyers who purchase from them will receive freely tradeable stock.

     o We will deliver this prospectus supplement and the related prospectus when any holder of preferred stock covered by this prospectus supplement converts shares of preferred stock into shares of our common stock, so that this common stock is freely tradeable.

     o We will deliver this prospectus supplement and the related prospectus in connection with resales of shares of common stock that we may issue to pay cash dividends on the shares of preferred stock covered by this prospectus supplement, so that this common stock is freely tradeable.

         Our common stock trades on the New York Stock Exchange under the symbol "GX". On April 18, 2001, the closing sale price of our common stock on the New York Stock Exchange was $11.65 per share. We do not intend to list our preferred stock on any exchange or on NASDAQ.

                           ------------------------

         Investing in our preferred stock and common stock involves risks, which we describe in the "Risk Factors" section beginning on page 23 of the prospectus that is also part of this document.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ------------------------

           The date of this prospectus supplement is April 20, 2001

                             SELLING SHAREHOLDERS

         We originally issued and sold the shares of preferred stock in December 1999 to Salomon Smith Barney Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Chase Securities Inc., Morgan Stanley Dean Witter & Co., CIBC World Markets Corp., Donaldson, Lufkin & Jenrette Securities Corporation and Credit Suisse First Boston Corporation in a private placement. These initial purchasers then resold the shares of preferred stock in transactions exempt from the registration requirements of the Securities Act in the United States to qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

         The selling shareholders listed below may, under this prospectus supplement, the prospectus supplements dated May 17, 2000 and September 28, 2000 and the related prospectus dated March 30, 2000, from time to time offer and sell the number of shares of preferred stock listed below opposite their names and the number of shares of common stock into which their shares of preferred stock may be converted also listed below opposite their names. To the extent a selling shareholder has been listed below and has also been listed in the related prospectus dated March 30, 2000 or prospectus supplements dated May 17, 2000 and September 28, 2000, the information contained herein shall replace the information listed in the prospectus dated March 30, 2000 or prospectus supplements dated May 17, 2000 and September 28, 2000.


                                                              Number of Shares      Number of Shares
Selling Shareholders                                          of Preferred Stock    of Common Stock
--------------------                                          ------------------    ---------------

Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.......      60,000            281,688.00
Banque OBC - Odier Bungener Courvoisier.......................       6,800             31,924.64
Circlet (IMA) Limited.........................................      10,000             46,948.00
Delaware Delchester Fund......................................      16,000             75,116.80
Duckbill & Company............................................      10,000             46,948.00
Evergreen Growth & Income Fund................................      18,800             88,262.24
Evergreen High Yield Bond Fund................................      16,000             75,116.80
Evergreen Strategic Income Fund...............................       8,000             37,558.40
Evergreen US Growth & Income Fund.............................         200                938.96
Evergreen Variable Annuity Growth & Income Fund...............       1,000              4,694.80
ING Barings LLC...............................................       2,000               9389.60
LB Series Fund, Inc. High Yield Portfolio.....................      13,500             63,379.80
Lutheran Brotherhood High Yield Fund, Inc.....................       8,500             39,905.80
Merrill Lynch Pierce Fenner & Smith, Inc......................      12,000             56,337.60
Peoples Benefit Life Insurance Company........................      20,000             93,896.00
Peoples Benefit Life Insurance Company Teamsters..............      24,000            112,675.20
Retail Clerks Pension Trust...................................       3,000             14,084.40
Retail Clerks Pension Trust #2................................      10,000             46,948.00
Sentinel High Yield Bond Fund.................................       4,000             18,779.20
Shelby County Trust Bank as Custodian for Citizens
Security Life Insurance Company...............................       2,000              9,389.60
St. Albans Partners Ltd.......................................      10,000             46,948.00
Van Kampen Utility Fund.......................................      12,600             59,154.48
WM Equity Income Fund.........................................       6,000             28,168.80
WM Variable Trust Equity Income Fund..........................         230              1,079.80






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